Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Terreno Realty Corporation Registration Statement No. 333-164895 on Form S-8 of our report on the 130 Interstate statement of revenues and certain expenses, dated December 6, 2010, and of our report on the Middlebrook statement of revenues and certain expenses, dated December 6, 2010, included in this Current Report on Form 8-K/A filed on or about December 6, 2010.
/s/ Deloitte & Touche LLP
San Francisco, California
December 6, 2010